EXHIBIT 99.1

        The Knot Reports Second Quarter 2007 Financial Results

      Online Advertising and Registry Services Lead Revenue Gains

      Conference Call Today at 4:30 p.m. ET Dial-In 800-638-7172
                             (ID#10416358)

    NEW YORK--(BUSINESS WIRE)--Aug. 8, 2007--The Knot, Inc. (NASDAQ:
KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its second quarter and six months ended June 30, 2007.

    Second Quarter 2007 Results

    For the second quarter ended June 30, 2007, The Knot reported net revenues of $28.5 million, an increase of 61% from net revenues of $17.7 million for the second quarter of 2006. Revenue from national and local online advertising programs increased 50% over the prior year's second quarter. Merchandise revenue from the sale of wedding supplies grew 35% while publishing and other revenues recorded a 30% gain. Registry services revenue, which is derived substantially through the WeddingChannel business that was acquired in September 2006, was $3.4 million in the recent quarter.

    Income before income taxes increased to $8.1 million in the second quarter of 2007 compared to $4.1 million a year ago. The provision for income taxes was $3.4 million in the second quarter of 2007 and $173,000 in the corresponding period in 2006. The provision for income taxes for the second quarter 2006 was reduced by the utilization of net operating loss carryforwards. Net income for the second quarter of 2007 was $4.8 million or $0.15 per basic and diluted share as compared to net income of $3.9 million or $0.17 per basic and $0.15 per diluted share in the second quarter of 2006.

    "Our second quarter results demonstrate the resilience of our business model; however, 2007 remains a challenging year, and I believe there is still room for significant improvement across all our business units," said David Liu, Chief Executive Officer of The Knot. "Online national advertising grew by 65% for the quarter, powered in part by short term buys. We must continue our efforts to increase our share of marketing budgets for both our online and offline businesses. Our challenge remains to extend our multi-media platform across multiple life stage brands and to educate our advertisers on how to build long term relationships with our valuable consumers. We continue to invest in updating our technology platform so that we may efficiently meet the ever changing needs of our audience and advertisers alike."

    Six Month Results

    For the six months ended June 30, 2007, The Knot reported net revenues of $49.5 million and net income of $6.4 million or $0.21 per basic and $0.19 per diluted share as compared to net revenues of $32.5 million and net income of $5.6 million or $0.24 per basic and $0.22 per diluted share in 2006. Income before income taxes was $10.9 million for the first six months of 2007 and $5.8 million in the corresponding period in 2006. The number of common shares outstanding were 31,417,909 and 23,448,397 as of June 30, 2007 and 2006, respectively.

    Second Quarter 2007 Financial Highlights:

    -- National online revenues were $4.9 million and $8.4 million, for the three and six months ended June 30, 2007, respectively, as compared to $3.0 million and $5.7 million for the corresponding periods in 2006.

    -- Local online revenues were $7.6 million and $14.9 million for the three and six months ended June 30, 2007, respectively, as compared to $5.4 million and $10.5 million for the corresponding periods in 2006.

    -- Gross profit margins for the six months ended June 30, 2007 were 80% as compared to 78% for the corresponding period in 2006.

    -- Stock-based compensation expense was $577,000 and $1.0 million for the three and six months ended June 30, 2007, respectively, as compared to $361,000 and $689,000 for the corresponding periods in 2006.

    -- Net cash provided by operating activities was $15.2 million for the six months ended June 30, 2007 while capital expenditures amounted to $1.3 million.

    Recent Highlights:

    -- In April, The Knot Best of Weddings magazine, a by-brides-for-brides guide to the top wedding sites, photographers, florists and more in over 40 key cities across the United States, was launched. The magazine is based on a unique survey of 25,000 recent brides and grooms capturing detailed feedback on every wedding business that couples hire.

    -- In June, Denise Favorule joined The Knot from Readers Digest Association as Senior Vice President, Group Publishing Director, a new position at the Company. Ms. Favorule is responsible for leading both national and local advertising sales and marketing as well as spearheading cross-platform sales efforts across all media properties.

    -- In June, The Knot announced the launch of TheNestBaby.com in response to the growing audience demand for pregnancy advice and resources. TheNestBaby.com brings modern advice, an active community and detailed local content together in a single website.

    -- In June, The Knot TV launched a new series that adds 360 minutes of this season's exciting new wedding fashions to its already extensive lineup of original wedding programming. Summer 2007 marks the second year that The Knot TV has been live as the world's only 24/7 wedding TV channel. The channel, streamed to a bride-to-be audience, features wedding-themed programming that includes fashion shows, bridal makeovers, honeymoon specials, real-wedding videos and style inspiration from celebrity wedding planners and The Knot's TV personality Carley Roney.

    Conference Call and Replay Information

    The Knot will host a conference call with investors at 4:30 p.m. ET on Wednesday, August 8, 2007 to discuss its second quarter 2007 financial results. Participants should dial in 800-638-7172 Reference # 10416358 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

    A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 Reference #
10416358.

    About The Knot, Inc.

    The Knot, Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media company targeting couples planning their weddings and future lives together. The Company's flagship brand, The Knot, is the nation's leading wedding resource, reaching over a million engaged couples each year through the most visited wedding website TheKnot.com, The Knot national and local wedding magazines, The Knot books (published by Random House and Chronicle) and television programming bearing The Knot name. The Company also owns WeddingChannel.com, the second most visited wedding website overall and the most visited wedding gift registry website, which further increases the Company's share of the bridal market. Company brand The Nest focuses on the newlywed-to-pregnancy lifestage with popular lifestyle website TheNest.com, The Nest magazine, a home decor book series with Clarkson Potter and baby offshoot TheNestBaby.com. Other websites under The Knot, Inc. umbrella are party planning site PartySpot.com; teen-oriented PromSpot.com; online personals site GreatBoyfriends.com; local baby site Lilaguide.com; and e-commerce and service sites for the wedding category such as ShopforWeddings.com, WeddingTracker.com, and GiftRegistryLocator.com.

    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) risks related to The Knot's recent acquisition of WeddingChannel, (iv) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.


                            The Knot, Inc.
                     Consolidated Balance Sheets
                            (in thousands)


                                               June 30,   December 31,
                                                 2007         2006
                                              (Unaudited)  (Audited)
                                              ----------- ------------

Current assets:
        Cash and cash equivalents                 $44,737      $73,633
        Short-term investments                     50,857        7,000
        Accounts receivable, net                   11,663        9,743
        Inventories                                 2,099        1,345
        Deferred production and marketing
         costs                                        394          584
        Deferred tax assets, current portion        5,966        8,369
        Other current assets                        1,141        1,500
                                              ----------- ------------
Total current assets                              116,857      102,174

Property and equipment, net                         8,079        9,376

Intangible assets, net                             32,832       34,015
Goodwill                                           33,280       33,854
Deferred tax assets                                22,010       24,490
Other assets                                          290          342
                                              ----------- ------------
Total assets                                     $213,348     $204,251
                                              =========== ============

Liabilities and stockholders' equity
Current liabilities:
        Accounts payable and accrued expenses      $7,710       $7,661
        Deferred revenue                           11,821       10,497
        Current portion of long-term debt              51           51
                                              ----------- ------------
Total current liabilities                          19,582       18,209
Deferred tax liabilities                           14,534       15,014
Long term debt                                         55           55
Other liabilities                                     500          548
                                              ----------- ------------
Total liabilities                                  34,671       33,826

Stockholders' equity:
        Common stock                                  314          311
        Additional paid-in-capital                190,764      188,909
        Accumulated deficit                      (12,401)     (18,795)
                                              ----------- ------------
Total stockholders' equity                        178,677      170,425
                                              ----------- ------------
Total liabilities and stockholders' equity       $213,348     $204,251
                                              =========== ============


                           The Knot, Inc.
                Consolidated Statements of Operations
              (in thousands, except per share amounts)

                        Three months ended       Six months ended
                             June 30,                June 30,
                      ----------------------- -----------------------
                         2007        2006        2007        2006
                      ----------- ----------- ----------- -----------
                      (Unaudited) (Unaudited) (Unaudited) (Unaudited) Net revenues:
Online sponsorship and
 advertising              $12,521      $8,354     $23,298     $16,153
Registry Services           3,356          84       5,117         143
Merchandise                 6,500       4,813      11,130       7,892
Publishing and other        6,109       4,478       9,970       8,292
                      ----------- ----------- ----------- -----------
Total net revenues         28,486      17,729      49,515      32,480

Cost of revenues            5,651       4,058       9,667       7,187
                      ----------- ----------- ----------- -----------

Gross profit               22,835      13,671      39,848      25,293

Operating expenses:
Product and content
 development                3,306       1,828       6,450       3,613
Sales and marketing         6,447       4,368      12,337       9,083
General and
 administrative             3,987       3,326       8,072       6,588
Depreciation and
 amortization               2,198         453       4,306         825
                      ----------- ----------- ----------- -----------
Total operating
 expenses                  15,938       9,975      31,165      20,109

Income from operations      6,897       3,696       8,683       5,184

Interest and other
 income, net                1,236         363       2,223         663
                      ----------- ----------- ----------- -----------

Income before income
 taxes                     $8,133      $4,059     $10,906      $5,847

Provision for income
 taxes                      3,373         173       4,512         276

Net income                 $4,760      $3,886      $6,394      $5,571
                      =========== =========== =========== ===========

Basic earnings per
 share                      $0.15       $0.17       $0.21       $0.24
                      =========== =========== =========== ===========
Diluted earnings per
 share                      $0.15       $0.15       $0.19       $0.22
                      =========== =========== =========== ===========


Weighted average
 number of common
 shares outstanding
  Basic                30,898,378  23,173,216  30,855,336  23,129,238
                      =========== =========== =========== ===========
  Diluted              32,759,935  25,783,965  32,795,590  25,681,506
                      =========== =========== =========== ===========

    Note: Certain prior year amounts have been reclassified to conform to the current year's presentation.


    CONTACT: VMW Corporate & Investor Relations
             Vicki Weiner/Sylvia Dresner
             212-616-6161
             info@vmwcom.com